SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

THE HUFF ALTERNATIVE FUND, L.P., and THE HUFF ALTERNATIVE PARALLEL FUND, L.P.
derivatively on behalf of CIRCLE ENTERTAINMENT INC., formerly known as FX REAL
ESTATE AND ENTERTAINMENT INC.,
Plaintiffs,
-against-
PAUL C. KANAVOS, HARVEY SILVERMAN, MICHAEL J. MEYER, JOHN D. MILLER, ROBERT
SUDACK, ROBERT F.X. SILLERMAN, BRETT TORINO, MITCHELL J. NELSON, LIRA PROPERTY
OWNER, LLC, LIRA LLC, BPS PARTNERS, LLC and BPS PARENT, LLC,
Defendants.
and
CIRCLE ENTERTAINMENT INC., formerly known as FX REAL ESTATE AND ENTERTAINMENT
INC.,
Index No. 650338/2010E Hon. Eileen Bransten STIPULATION AND SETTLEMENT AGREEMENT
Nominal
Defenda nt.

STIPULATION AND SETTLEMENT AGREEMENT

This Stipulation and Settlement Agreement, dated July 12, 2012 (the “Agreement” or “Settlement Agreement”) is entered into by and between (i) The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P. (collectively, “Huff” or the “Plaintiffs”), the plaintiffs in the above captioned litigation (the “Litigation” or “Action”); (ii) Paul C. Kanavos, Harvey Silverman, Michael J. Meyer, John D. Miller, Robert Sudack, Robert F.X. Sillerman, Brett Torino, Mitchell J. Nelson, Lira Property Owner, LLC, Lira LLC, BPS Partners, LLC and BPS Parent, LLC (collectively, “Defendants”); and (iii) nominal defendant Circle Entertainment Inc., formerly known as FX Real Estate and Entertainment Inc. (“FXRE” or “the Company”) (i-iii collectively, the “Settling Parties”), subject to approval of the Court pursuant to New York Business Corporation Law (“BCL”) §§ 626(d) and (e).

WHEREAS, all terms with initial capitalization not otherwise defined herein shall have the meanings ascribed to them in paragraph 1 herein;

WHEREAS, on April 28, 2010, Huff filed a Verified Shareholder Derivative Complaint (the “Original Complaint”) in the Supreme Court of the State of New York, New York County (the “Court”), in which it asserted derivative claims on behalf of the Company against the Original Defendants for, among other things, breach of fiduciary duty and usurpation of corporate opportunity;

WHEREAS, on May 25, 2011, the Court entered a Decision and Order in which it (i) denied Defendant Kanavos’s motion to dismiss the usurpation of corporate opportunity claim against him, (ii) dismissed without leave to replead the usurpation of corporate opportunity claim against Torino, (iii) dismissed with leave to replead the remaining breach of fiduciary duty claims against the Original Defendants;

WHEREAS, on June 27, 2011, Huff filed a Notice of Appeal appealing dismissal of the usurpation of corporate opportunity claim against Torino (the “Appeal”).

WHEREAS, on June 27, 2011, Huff filed a Verified Amended Complaint (the “Amended Complaint”), in which it asserted both derivative claims on behalf of the Company as well as direct claims against the Defendants for, among other things, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, unjust enrichment, conversion, fraud and imposition of a constructive trust;

WHEREAS, the Defendants have denied, and continue to deny, any and all liability in connection with the Action;

WHEREAS, Plaintiffs and Plaintiffs’ Counsel have concluded that the terms and conditions of this Agreement are fair, reasonable and adequate to the Company, and in its best interests, and have agreed to settle the Released Plaintiff Claims (defined herein) pursuant to the terms and provisions of this Agreement, after considering (i) the substantial benefits that the Company will receive from resolution of these claims on the terms set forth herein; (ii) the uncertainty that a trial on the merits could result in a judgment providing the Company the same or substantially the same benefits; (iii) the attendant risks and uncertainty of continued litigation of these claims; and (iv) the desirability of permitting the Settlement to be consummated without delay as provided by the terms of this Agreement;

WHEREAS, the Parties wish to resolve on the terms herein any and all claims that were asserted or, could have been asserted directly or derivatively against the Released Defendant Parties in the Action;

WHEREAS, Plaintiffs allege that Torino and/or one or more of the Torino Parties agreed, promised, committed or otherwise undertook to purchase Huff’s shares in the Company (the “Torino Stock Transaction”) and Torino and the Torino Parties deny ever so agreeing, promising, committing or otherwise undertaking to purchase Huff’s shares in the Company;

WHEREAS, this Agreement does not settle or compromise any claim that Plaintiffs may have against any of the Torino Parties relating to or arising out of the Torino Stock Transaction, whether for breach of contract, tort, estoppel or otherwise;

WHEREAS, all rights of Plaintiffs against the Torino Parties with respect to claims relating to or arising out of the Torino Stock Transaction, and any person or entity other than the Released Defendant Parties are specifically reserved by Plaintiffs;

NOW THEREFORE, it is STIPULATED AND AGREED, by and among the Parties, through their respective counsel, subject to approval of the Court pursuant to BCL §§ 626(d) and (e), in consideration of the benefits flowing to the Settling Parties from the Settlement, that all Released Plaintiff Claims as against the Released Defendant Parties, and all Released Defendant Claims against the Released Plaintiff Parties, shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

DEFINITIONS

1. As used in this Agreement, the following terms shall have the following meanings:

(a) “Approval Order” means the proposed order and judgment to be entered approving the Settlement, substantially in the form attached hereto as Exhibit A, or any other form of order entered by the Court approving the Settlement that does not depart materially from the terms of this Agreement.

(b) “Court” means Supreme Court of the State of New York, County of New York.

(c) “Defendants” means the defendants to the Litigation, including the Officer Defendants, Non-Officer Defendants, Entity Defendants and nominal defendant, FXRE.

(d) “Defendants’ Counsel” means the law firm of Kramer Levin Naftalis &

Frankel LLP on behalf of Defendants except Torino with respect to Counts I-III of the Amended Complaint and Defendants except Torino, BPS Partners, LLC and BPS Parent, LLC with respect to Count X of the Amended Complaint, and the law firm of Kaye Scholer LLP on behalf of Defendant Torino with respect to Counts I and II of the Amended Complaint, and Defendants with respect to Counts IV-XI of the Amended Complaint.

(e) “Entity Defendants” means LIRA Property Owner, LLC; LIRA LLC; BPS Partners, LLC; BPS Parent LLC.

(f) “Independent Director” means a director of the Company other than a current or former executive, officer or employee of the Company.

(g) “Non-Officer Defendants” means Harvey Silverman (“Silverman”), Michael J. Meyer (“Meyer”), John D. Miller (“Miller”), and Robert Sudack (“Sudack”).

(h) “Officer Defendants” means Robert F.X. Sillerman (“Sillerman”), Paul C. Kanavos (“Kanavos”), Brett Torino (“Torino”) and Mitchell J. Nelson (“Nelson”).

(i) “Original Defendants” means Sillerman, Kanavos, Torino, Silverman, Meyer, Miller and Sudack.

(j) “Plaintiffs” means the plaintiffs to this litigation.

(k) “Plaintiffs’ Counsel” means the law firm of Cadwalader, Wickersham & Taft LLP.

(l) “Released Defendant Claims” means any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, disclosed or un-disclosed, apparent or un-apparent, including known claims and Unknown Claims (as defined below), which were or could have been alleged or asserted in this Litigation or any other litigation by any of the Released Defendant Parties against any of the Released Plaintiff Parties and their insurers; provided, however, Released Defendant Claims do not include any claims relating to the enforcement of this Settlement.

(m) “Released Defendant Parties” means the Defendants and their respective estates, heirs, beneficiaries, administrators, successors, assigns, subsidiaries, affiliates, agents and counsel, and each of their respective current and former directors, officers, employees, trustees, managers, governors, members of management committee or management board or equivalent positions.

(n) “Released Plaintiff Claims” means any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, disclosed or un-disclosed, apparent or un-apparent, including known claims and Unknown Claims (as defined below), which were or could have been alleged or asserted in this Litigation or any other litigation by any of the Released Plaintiff Parties against any of the Released Defendant Parties and their insurers; provided, however, Released Plaintiff Claims do not include any claim that Plaintiffs may have against any of the Torino Parties relating to or arising out of the Torino Stock Transaction, or any other claims Plaintiffs may have against any person or entity other than the Released Defendant Parties. Released Plaintiff Claims also do not include any claims relating to the enforcement of this Settlement.

(o) “Released Plaintiff Parties” means Plaintiffs and their respective estates, heirs, beneficiaries, administrators, successors, assigns, subsidiaries, affiliates, agents and counsel, and each of their respective current and former directors, officers, employees, trustees, managers, governors, members of management committee or management board or equivalent positions.

(p) “Settlement” means the settlement contemplated by this Agreement

(q) “Torino Parties” means defendant Brett Torino and his estates, heirs, beneficiaries, administrators, successors, assigns, subsidiaries, agents, affiliates and any entity which Torino directly or indirectly controls or controlled, or in which Torino has or had a financial or ownership interest, but does not include any of: (i) the Non-Officer Defendants or Officer Defendants, other than Torino, (ii) the Company, or (iii) the Entity Defendants.

(r) “Unknown Claims” means (i) any and all claims that FXRE, Plaintiffs or any other FXRE shareholder does not know or suspect to exist in his, her or its favor at the time of the release of the Released Defendant Parties, which if known, could have been alleged or asserted in this Litigation or any other litigation; and (ii) any and all claims that any Defendant of any other Released Defendant Party does not know or suspect to exist in his, her or its favor at the time of the release of the Released Plaintiff Parties, which if known, could have been alleged or asserted in this Litigation, or any other litigation.

SETTLEMENT TERMS

2. The Company shall elect to its board of directors, by no later than sixty (60) days after the Effective Date, an additional Independent Director (the “New Director”). After the election of the new Independent Director pursuant to the Settlement, the Company shall not decrease the number of independent directors for a period of at least three (3) years from the Effective Date. The New Director shall be a member of all Board Committees.

3. As a result of an arm’s length negotiation by Defendants’ Counsel and Plaintiffs’ Counsel, the Defendants have agreed, subject to Court approval, to deliver the sum of $950,000 to Huff as payment for part of the costs and expenses, including attorneys’ fees, incurred by Huff in connection with matters relating to this Action and the results achieved in this Action (the “Fee and Expense Award”).

4. Within 15 days after the Effective Date, the Company shall, by wire transfer of immediately available funds (pursuant to the wire instructions annexed hereto as Exhibit B) or by check, deliver the Fee and Expense Award to Huff.

5. Upon the Effective Date, Huff, the Company, and each and every Company shareholder, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall be deemed by operation of law to have fully, finally and forever released, waived, discharged and dismissed each and every Released Plaintiff Claim against the Released Defendant Parties and their insurers, and shall forever be enjoined from prosecuting any or all Released Plaintiff Claims against any and all Released Defendant Parties and their insurers.

6. Upon the Effective Date, each of the Defendants and the other Released Defendant Parties, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall be deemed by operation of law to have fully, finally and forever released, waived, discharged and dismissed each and every of the Released Defendant Claims against the Released Plaintiff Parties and their insurers, and shall forever be enjoined from prosecuting any or all of the Released Defendant Claims against any and all Released Plaintiff Parties and their insurers.

7. Upon the Effective Date, Huff shall withdraw the Appeal.

8. Each of the Settling Parties further covenants and agrees not to institute, nor cause to be instituted, nor aid (except as required by law) any legal proceeding of any nature whatsoever relating to claims that it has released pursuant to paragraphs 5 and 6 above.

9. Notwithstanding anything contained herein to the contrary, Released Plaintiff Claims do not include, and this Agreement shall not release or compromise, any claim against the Torino Parties relating to or arising out of the Torino Stock Transaction, or any person or entity other than the Released Defendant Parties.

10. Except for the Torino Parties, each of the other Released Defendant Parties (the “Non-Torino Defendants”) hereby represents and warrants that he, she or it did not undertake, or assume, any obligation themselves to purchase Huff’s shares in the Company other than (1) as a manner of facilitating the consummation of any Torino Stock Transaction, if and to the extent there was such a transaction, (2) by such Non-Torino Defendant receiving less consideration for his, her or its shares than Huff, (3) with the knowledge of Huff at or prior to the time of sale, if any.

PROCEDURE FOR APPROVAL

11. Promptly after this Agreement has been fully executed and no later than five business days thereafter, the Settling Parties shall submit this Agreement together with its Exhibits to the Court and shall apply for entry of an Approval Order and Judgment (the “Approval Order”), substantially in the form attached hereto as Exhibit A.

12. The Company shall be responsible for providing any Notice of the Approval Order required under New York law and paying any and all costs associated therewith, whether or not the Settlement becomes effective.

EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

13. The Settlement shall become effective on the Effective Date, which shall be the date when all of the following shall have occurred:

(a) approval by the Court of the Settlement, as prescribed by BCL §§ 626(d) and (e);

(b) entry of the Approval Order, which shall be in all material respects substantially in the form set forth in Exhibit A attached hereto;

(c) the claims asserted against the Defendants are dismissed with prejudice;

(d) the time for any party or objector to appeal has expired, if no notice of appeal is filed; and

(e) if a notice of appeal is filed, entry of a final, non-appealable order affirming the Approval Order, or expiration of the time to file any further appeals of the Approval Order.

14. The Settling Parties shall have the right to terminate the Agreement by providing written notice of their election to do so (“Termination Notice”), through counsel, to all other Settling Parties hereto within thirty (30) calendar days of: (a) the Court’s refusal to approve this Settlement Agreement substantially in the form submitted, in a manner that is materially detrimental to any Settling Party; (b) the Court’s refusal to enter the Approval Order substantially in the form attached hereto as Exhibit A or any other form that does not depart materially from the terms of this Agreement (c) the date upon which the Approval Order is modified or reversed substantially, in a manner that is materially detrimental to any Settling Party, by the Supreme Court of the State of New York, Appellate Division or the New York Court of Appeals.

15. Except as otherwise provided herein, in the event the Settlement is terminated or the Effective Date cannot occur for any reason, then: the Settlement shall be without prejudice, and none of its terms shall be effective or enforceable except as specifically provided herein; the Settling Parties shall be deemed to have reverted to their respective positions in this Litigation immediately prior to the execution of this Settlement Agreement on July 12, 2012; and, except as otherwise expressly provided, the Settling Parties shall proceed in all respects as if this Agreement and any related orders had not been entered. In such event, the fact and terms of the Settlement, and any aspect of the negotiations leading to this Settlement Agreement, shall not be admissible in this Litigation and shall not be used by Plaintiffs against the Defendants or by the Defendants against Plaintiffs in any court filings, depositions, at trial or otherwise, and any judgments or orders entered by the Court in accordance with the terms of the Settlement Agreement shall be treated as vacated nunc pro tunc.

NO ADMISSION OF WRONGDOING

16. This Agreement, whether or not approved by the Court, and any negotiations, proceedings or agreements relating to it shall not be offered or received against any of the Settling Parties as evidence of or construed as or deemed to be evidence of (a) any liability, negligence, fault, or wrongdoing of any of the Settling Parties, (b) a presumption, concession, or admission with respect to any liability, negligence, fault, or wrongdoing, or in any way referred to for any other reason as against any of the Parties, in any other civil, criminal, or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Agreement, (c) a presumption, concession, or admission by any of the Defendants with respect to the truth of any fact alleged in the Litigation or the validity of any of the claims or the deficiency of any defense that was or could have been asserted in the Litigation, (d) a presumption, concession, or admission by Plaintiffs of any infirmity in the claims asserted, or (e) an admission or concession that the consideration to be given hereunder represents the consideration which could be or would have been recovered at trial.

17. Nothing herein, however, shall prevent any of the Settling Parties from using this Agreement, or any document or instrument delivered hereunder (a) to effect or obtain Court approval of this Agreement, (b) to enforce the terms of this Agreement, or (c) if the Settlement is approved by the Court, for purposes of defending, on the grounds of res judicata, collateral estoppel, release, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim, any of the Released Plaintiff Claims and any Released Defendant Claims released pursuant to this Agreement.

MISCELLANEOUS PROVISIONS

18. All of the Exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

19. The Parties intend this Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by Plaintiffs against all Released Defendant Parties with respect to all Released Plaintiff Claims. Accordingly, Plaintiffs and their respective counsel and the Defendants and their respective counsel agree not to assert in any forum or to any media representative (whether or not for attribution) that this Litigation was brought by Plaintiffs or defended by the Defendants in bad faith or without a reasonable basis. The Parties shall assert no claims of any violation of Section 130-1.1 of the New York Codes, Rules and Regulations relating to the prosecution, defense, or settlement of this Litigation. The Parties agree that the terms of this Settlement were negotiated at arm’s-length and in good faith, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

20. This Agreement may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all signatories hereto or their successors-in-interest.

21. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

22. The waiver by any Settling Party of any breach of this Agreement by any other Settling Party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement.

23. This Agreement and its Exhibits constitute the entire agreement among the Settling Parties concerning this Settlement, and no representations, warranties, or inducements have been made by any party hereto concerning this Agreement and its Exhibits other than those contained and memorialized in such documents. For avoidance of doubt, this Agreement does not preclude any party from pursuing claims against any of the Torino Parties relating to or arising out the Torino Stock Transaction.

24. This Agreement may be executed in one or more original and/or faxed counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the signatories of this Agreement shall exchange among themselves original signed counterparts.

25. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties.

26. The construction, interpretation, operation, effect and validity of this Agreement, and all documents necessary to effectuate it, shall be governed, construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

27. The consummation of this Settlement as embodied in this Agreement shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of enforcing the terms of this Agreement.

28. This Agreement shall not be construed more strictly against one Settling Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Settling Parties, it being recognized that it is the result of arm’s-length negotiations between the Settling Parties and all Settling Parties have contributed substantially and materially to the preparation of this Agreement.

29. All counsel and any other person executing this Agreement and any of the Exhibits hereto, or any related Settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Agreement to effectuate its terms.

30. Plaintiffs’ Counsel and Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Approval Order, the Agreement and this Settlement, and to use best efforts to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

31. The fact of entry into and execution of this Agreement does not confer personal jurisdiction over the Torino Parties in the State of New York and subject to and without waiver of each and every position otherwise that Huff has asserted or may assert as to personal jurisdiction over the Torino Parties in the State of New York, Huff agrees that it will not under any circumstances argue that the entry into and execution of this Agreement by the Torino Parties provides a basis for personal jurisdiction over any or all of them in the State of New York, except solely with respect to any obligations of the Torino Parties to implement this Agreement.

IN WITNESS WHEREOF, the Settling Parties have caused this Agreement to be executed by their duly authorized counsel.

DATED:	New York, New York , 2012

CADWALADER, WICKERSHAM

& TAFT LLP

By:

Louis M. Solomon

Hal S. Shaftel

One World Financial Center
New York, New York 10281
(212) 504-6000

Attorneys for Plaintiffs The Huff Alternative Fund, L.P. & The Huff Alternative Parallel Fund, L.P.

KRAMER LEVIN NAFTALIS & FRANKEL LLP

By:

David S. Frankel

Jeremy A. Cohen

1177 Avenue of the Americas

New York, New York 10036

(212)715-9100

Attorneys for Defendants except Torino with respect to Counts I-III of the Amended Complaint, and Defendants except Torino, BPS Partners, LLC, and BPS

Parent, LLC with respect to Count X of the Amended Complaint

KAYE SCHOLER LLP

By:

Vincent A. Sama

425 Park Avenue

New York, New York 10022-3506

(212) 836-8000

Attorneys for Defendant Torino with respect to Counts I and II of the Amended Complaint and Defendants with respect to Counts IV-XI of the Amended Complaint